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                                                                   EXHIBIT 99.1


[MARINE DRILLING LOGO]
                                                                  PRESS RELEASE


                                             Contact:          T. Scott O'Keefe
                                                       Sr. Vice President & CFO
                                                                 (281) 243-3000
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                                NYSE SYMBOL: MRL

          MARINE DRILLING COMPANIES, INC. UPDATES STATUS OF MARINE 500

SUGAR LAND, TEXAS, MARCH 5, 2001--Marine Drilling Companies, Inc. (NYSE: MRL) today announced that Chevron Australia Pty Ltd. ("Chevron") has terminated the drilling contract on the MARINE 500 effective April 1, 2001. The contract provides that from the termination date through December 31, 2001, Chevron is obligated to make subsidy payments equal to $95,890 per day or a lesser amount that results in Marine realizing a daily operating margin of approximately $127,500 per day.

Jan Rask, president and chief executive officer of Marine, said, "We are optimistic about the market for the Marine 500, especially since all semi-submersibles in the world capable of working at 5,000 feet are contracted today. If we have not contracted the rig to another customer by April 1st, our future cash flow will be reduced by approximately $70,000 per day. We are currently reviewing opportunities for the rig to continue working in Western Australia, and we are also in discussion with parties who have needs in West Africa. "

This press release includes statements that may be deemed to be "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities or events the Company believes will or may occur in the future or estimates are forward-looking statements. These forward-looking statements include the Company's beliefs concerning its anticipated ability to remarket the MARINE
500. Important factors that could cause the actual results of the Company's remarketing efforts for the MARINE 500 to differ from those anticipated include world-wide demand for semi-submersible rigs capable of drilling in 5,000 feet of water, the availability of competing rigs to satisfy potential customer's needs and whether the needs of potential customers for a rig such as the MARINE 500 are relatively immediate or will arise only at a later date. Such statements are also subject to a number of other uncertainties that are discussed in the company's most recent Forms 10-K and 10-Q and the prospectus included in the Company's registration statement on Form S-8, filed with Securities and Exchange Commission on October 31, 2000. Investors are cautioned that actual results may differ materially from those projected in the forward-looking statements.

Marine Drilling Companies, Inc. is an offshore drilling contractor with a fleet of 17 offshore drilling rigs and one jack-up rig currently configured as an accommodation unit. The drilling rig fleet, operating in the U.S. Gulf of Mexico and selected international markets, consists of 15 jackups and two deep-water semi-submersibles.


          For online information about Marine Drilling Companies, Inc.
                             visit www.mardril.com
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